CONSOL Coal Resources LP Announces Results for the Fourth Quarter 2017

CANONSBURG, PA - February 6, 2018 - CONSOL Coal Resources LP (NYSE: CCR) today reported financial and operating results for the quarter and year ended December 31, 2017.

Fourth Quarter 2017 Results

Highlights of the CCR fourth quarter 2017 results include:

•	Cash distribution of $0.5125 per limited partner unit for the fourth quarter;

•	Net income of $11.3 million;

•	Adjusted EBITDA[1] of $28.2 million;

•	Distribution coverage ratio[1] of 1.2x;

•	Leverage ratio[1] improves to 2.0x compared to 2.5x on December 31, 2016;

•	Introducing 2018 Adjusted EBITDA[2] guidance of $90-$110 million.

Management Comments

"The fourth quarter of 2017 marked an important milestone in the history of our company. On November 28, 2017, our then-sponsor (currently known as "CNX Resources Corporation" or "CNX") completed the separation of CONSOL Energy Inc. ("CEIX"), a pure-play coal company trading on the New York Stock Exchange under the ticker CEIX, which includes a world-class coal mining complex located in Pennsylvania, a strategic coal export terminal and an abundance of undeveloped reserves. As part of that separation, CNX also transferred its ownership interest in CCR into CEIX. We believe this is an exciting development for our unitholders as we now have a coal-focused sponsor and a single management team that is well-positioned to drive better strategic alignment among the two entities," said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC (the "general partner"). "This morning we are reporting strong fourth quarter operating and financial results that include a healthy distribution coverage ratio, improved leverage ratio, and continued cash margin expansion. Heading into 2018, I am pleased to announce that we are off to a very strong start for the year with a robust sales book and an improved pricing outlook."

Sales & Marketing

Our Sales and Marketing team sold 1.6 million tons of coal during the fourth quarter of 2017, bringing our full-year (FY) 2017 sales to 6.5 million tons. This marks our second consecutive year of sales volume growth, an increase of 6% from 2016 and 14% from 2015. We achieved this growth in spite of mild peak season weather earlier in 2017, as well as geology, permitting, and logistical challenges that we expect will ease going forward and provide us with additional volume in 2018. FY 2017 average revenue per ton sold was up 5% versus FY 2016, driven largely by improved pricing in the thermal and crossover metallurgical export markets we serve.

The fourth quarter of 2017 saw continued strengthening trends in both the domestic and export markets. On the domestic front, PJM West day-ahead power prices averaged almost $3.50/MWh, or 12%, higher during the fourth quarter than during the third quarter, driving an uptick in average revenue per ton under our netback contracts. Overall, our domestic average revenue per ton was up by 5% compared to the third quarter, and by nearly 4% versus the year-ago quarter. More importantly, power plants have continued to exercise discipline in managing their coal inventory levels. The latest report from the U.S. Energy Information Administration shows that power plant coal stockpiles were down by approximately 27 million tons (or about 16%) at the end of November 2017 compared to the end of November 2016, and many of our top domestic customers in the Northern Appalachian (NAPP) rail market reported coal inventories below target levels as of the end of January 2018. We believe that these more balanced inventory levels will help to improve domestic coal demand in 2018.

Export average revenue per ton sold in the fourth quarter of 2017 was improved by an even greater amount than domestic average revenue per ton sold, when compared with the trailing and year-ago quarters, as demand and pricing remained strong in both the thermal and metallurgical coal markets. This strength has been driven by a number of factors, perhaps the most noteworthy during the fourth quarter being low coal stockpiles and restrictions on petcoke in India, which helped to drive an increase in demand for NAPP coal in particular. Continued pull from Asia has taken some traditional supply away from the Atlantic market as well, and helped to bolster further gains in Atlantic seaborne pricing, with the prompt month API 2 index pricing (for thermal coal delivered into northern Europe) averaging 8% higher during the fourth quarter compared to the third quarter.

Contracting Progress through 2020

We capitalized on the uptick in demand and pricing for NAPP coal in 2017 to carry out significant portfolio building for future years. We are now greater than 95% contracted for 2018, 70% contracted for 2019, and 24% contracted for 2020 assuming an annual production rate of approximately 6.75 million tons going forward. This contracted position includes a mix of sales to our top domestic customers, to the export thermal market, and to the export metallurgical market, maintaining our diversified market exposure and providing a solid revenue base for meeting our financial objectives.

Against the strong export backdrop highlighted before, we succeeded in concluding a multi-year contract for a significant piece of our coal export sales volume for the second quarter of 2018 through the first quarter of 2020. The newly contracted export volumes consist of approximately 70% thermal coal and 30% crossover metallurgical coal sales. Approximately 50% of this volume is already priced, and the remaining 50% is contracted and collared. The contract demonstrates the global attractiveness of our high-quality and versatile coal assets.

Operations Summary

CCR achieved record production of 6.5 million tons in 2017, which compares to 6.2 million tons in 2016 and surpassing the previous record set in 2014. Furthermore, our Harvey mine produced at a record-setting level of 1.2 million tons for CCR's share in 2017, surpassing its previous high mark of 0.9 million tons set in 2015. The overall production performance is even more encouraging when considering that our Enlow Fork mine experienced challenging geological conditions for the better part of the second half of 2017, and one of the Bailey longwalls was idled for one month due to the permit issue we previously disclosed in September.

CCR produced and sold 1.6 million tons during the fourth quarter of 2017, compared to 1.8 million tons in the year-ago quarter. The reduced production compared to the year-ago period was primarily driven by planned longwall moves, the previously disclosed permitting issue at Bailey, inconsistent mining conditions at Enlow Fork and rail/logistics issues during the month of December. Although total coal revenue decreased by $8.2 million to $72.1 million, our total cost improved by $5.1 million to $67.5 million versus the fourth quarter of 2016. Average cash margin per ton sold1 for the fourth quarter of 2017 expanded by $2.21, or 13%, to $19.06 per ton compared to the year-ago period, driven by higher average revenue per ton and lower cash cost of coal sold. Our average revenue per ton increased to $46.36 from $45.05 in the year-ago quarter due largely to higher average revenue per ton on export shipments and higher netback prices on certain contracts compared to the year-ago period. Our average cash cost of coal sold per ton1 was improved versus the year-ago quarter driven by reduced subsidence expense and lower power/utility-related spending.

		Three Months Ended
		December 31, 2017	December 31, 2016
Coal Production	million tons	1.6	1.8
Coal Sales	million tons	1.6	1.8
Average Revenue Per Ton	per ton	$46.36	$45.05
Average Cash Cost of Coal Sold[1]	per ton	$27.30	$28.20
Average Cash Margin Per Ton Sold[1]	per ton	$19.06	$16.85

Quarterly Distribution

During the fourth quarter of 2017, CCR generated net cash provided by operating activities of $11.9 million and distributable cash flow1 of $17.7 million, yielding a distribution coverage ratio of 1.2x1. Our distribution coverage ratio calculation is based on the estimated maintenance capital expenditures of $8.9 million, while our actual cash maintenance capital expenditures for the fourth quarter was $7.2 million. Based on our current outlook for the coal markets and a strong distribution coverage ratio, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on January 25, 2018, the distribution to all unitholders of the Partnership will be made on February 15, 2018, to such holders of record at the close of business on February 8, 2018.

2018 Guidance and Outlook

Based on our current contracted position, coal market outlook and production expectations, we are providing the following financial and operating performance guidance for 2018.

•	Coal sales volumes - 6.55-6.80 million tons

•	Coal average revenue per ton - $45.75-$47.50

•	Cash cost of coal sold per ton[2] - $29.50-$30.75

•	Adjusted EBITDA[2] - $90-$110 million

•	Capital expenditures - $31-$36 million

Fourth Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the fourth quarter of 2017 financial and operational results, is scheduled for February 6, 2018 at 11:00 AM EDT. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928
Participant international dial in        1-412-902-4112

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "total cost of coal sold", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "leverage ratio" are non-GAAP financial measures, which are reconciled to GAAP financial measures under the caption "Reconciliation of Non-GAAP Financial Measures".
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or cash cost of coal sold per ton guidance to total costs, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy, Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania mining complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high Btu North Appalachian thermal coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis.  Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs.  Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal.  The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit based compensation").  The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented.  Distributable cash flow will not reflect changes in working capital balances.  The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities.

We define leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of total costs to cost of coal sold and cash cost of coal sold, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31,
	2017	2016
Total Costs	$67,458	$72,560
Freight Expense	(5,461)	(3,130)
Selling, General and Administrative Expenses	(4,479)	(3,391)
Loss on Extinguishment of Debt	(2,468)	—
Interest Expense	(2,052)	(2,442)
Other Costs (Non-Production)	(322)	(2,627)
Depreciation, Depletion and Amortization (Non-Production)	(543)	(549)
Total Cost of Coal Sold	$52,133	$60,421
Depreciation, Depletion and Amortization (Production)	(9,744)	(10,113)
Total Cash Cost of Coal Sold	$42,389	$50,308

The following table presents a reconciliation of average cash margin per ton for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,
	2017	2016
Total Coal Revenue	$72,063	$80,292
Operating and Other Costs	42,711	52,935
Less: Other Costs (Non-Production)	(322)	(2,627)
Total Cash Cost of Coal Sold	42,389	50,308
Depreciation, Depletion and Amortization	10,287	10,662
Less: Depreciation, Depletion and Amortization (Non-Production)	(543)	(549)
Total Cost of Coal Sold	$52,133	$60,421
Total Tons Sold	1,555	1,782
Average Revenue Per Ton Sold	$46.36	$45.05
Average Cash Cost Per Ton Sold	27.30	28.20
Depreciation, Depletion and Amortization Costs Per Ton Sold	6.24	5.70
Average Cost Per Ton Sold	33.54	33.90
Average Margin Per Ton Sold	12.82	11.15
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	6.24	5.70
Average Cash Margin Per Ton Sold	$19.06	$16.85

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.  The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016
Net Income	$11,310	$11,727
Plus:
Interest Expense	2,052	2,442
Loss on Extinguishment of Debt	2,468	—
Depreciation, Depletion and Amortization	10,287	10,662
Unit Based Compensation	2,082	281
Adjusted EBITDA	$28,199	$25,112
Less:
Cash Interest	1,562	2,112
Distributions to Preferred Units[3]	—	1,851
Estimated Maintenance Capital Expenditures	8,906	8,583
Distributable Cash Flow	$17,731	$12,566

Net Cash Provided by Operating Activities	$11,859	$25,775
Plus:
Interest Expense	2,052	2,442
Other, Including Working Capital	14,288	(3,105)
Adjusted EBITDA	$28,199	$25,112
Less:
Cash Interest	1,562	2,112
Distributions to Preferred Units[3]	—	1,851
Estimated Maintenance Capital Expenditures	8,906	8,583
Distributable Cash Flow	$17,731	$12,566
Distributions	$14,298	$12,148
Distribution Coverage	1.2	1.0
3Distributions to Preferred Units represents income attributable to preferred units prior to conversion.

Note: The above tables reflects the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

The following table presents a reconciliation of leverage ratio (in thousands, except per ton information).

Twelve Months Ended
December 31, 2017
Net Income	$40,464
Plus:
Loss on Extinguishment of Debt	2,468
Interest Expense	9,309
Depreciation, Depletion and Amortization	41,437
Unit Based Compensation	5,873
Adjusted EBITDA	$99,551

Borrowings under Affiliate Company Credit Agreement	$196,583
Less:
Cash on Hand	1,533
Net Debt	$195,050

Leverage Ratio (Net Debt/Adjusted EBITDA)	2.0

Cautionary Statements

We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “continue,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement and employee services agreement; changes in availability and cost of capital; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; and other factors discussed in our Annual Report Form 10-K under “Risk Factors,” as updated by any subsequent Forms 10-Q, which are on file at the Securities and Exchange Commission.

CONSOL COAL RESOURCES LP
EARNINGS SUMMARY
(Dollars in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Coal Revenue	$72,063	$80,292	$296,913	$266,395
Freight Revenue	5,461	3,130	18,423	11,603
Other Income	1,244	865	7,448	3,119
Total Revenue and Other Income	78,768	84,287	322,784	281,117
Cost of Coal Sold:
Operating Costs	42,389	50,308	189,272	172,671
Depreciation, Depletion and Amortization	9,744	10,113	39,250	38,594
Total Cost of Coal Sold	52,133	60,421	228,522	211,265
Other Costs:
Other Costs	322	2,627	5,714	10,330
Depreciation, Depletion and Amortization	543	549	2,187	3,400
Total Other Costs	865	3,176	7,901	13,730
Freight Expense	5,461	3,130	18,423	11,603
Selling, General and Administrative Expenses	4,479	3,391	15,697	9,949
Loss on Extinguishment of Debt	2,468	—	2,468	—
Interest Expense	2,052	2,442	9,309	8,719
Total Costs	67,458	72,560	282,320	255,266
Net Income	$11,310	$11,727	$40,464	$25,851

Net Income Allocable to Limited Partner Units - Basic & Diluted	$11,118	$9,679	$34,076	$19,487

Adjusted EBITDA	$28,199	$25,112	$99,551	$77,749

Distributable Cash Flow	$17,731	$12,566	$50,010	$28,613

Net Income per Limited Partner Unit - Basic	$0.42	$0.41	$1.40	$0.84
Net Income per Limited Partner Unit - Diluted	$0.42	$0.41	$1.39	$0.83

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.

CONSOL COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current Assets:
Cash	$1,533	$9,785
Trade Receivables	31,473	23,418
Other Receivables	1,970	515
Inventories	12,303	11,491
Prepaid Expenses	4,428	3,512
Total Current Assets	51,707	48,721
Property, Plant and Equipment:
Property, Plant and Equipment	910,468	876,690
Less—Accumulated Depreciation, Depletion and Amortization	483,410	442,178
Total Property, Plant and Equipment—Net	427,058	434,512
Other Assets:
Other	15,474	21,063
Total Other Assets	15,474	21,063
TOTAL ASSETS	$494,239	$504,296

CONSOL COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Dollars in thousands)

	December 31, 2017	December 31, 2016
	(unaudited)
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$19,718	$18,797
Accounts Payable—Related Party	3,071	1,666
Other Accrued Liabilities	44,179	44,318
Total Current Liabilities	66,968	64,781
Long-Term Debt:
Revolver, Net of Debt Issuance and Financing Fees	—	197,843
Affiliated Company Credit Agreement - Related Party	196,583	—
Capital Lease Obligations	73	146
Total Long-Term Debt	196,656	197,989
Other Liabilities:
Pneumoconiosis Benefits	3,833	2,057
Workers’ Compensation	3,404	3,090
Asset Retirement Obligations	9,615	9,346
Other	607	463
Total Other Liabilities	17,459	14,956
TOTAL LIABILITIES	281,083	277,726
Partners' Capital:
Class A Preferred Units (No Units Outstanding at December 31, 2017; 3,956,496 Units Outstanding at December 31, 2016)	—	69,151
Common Units (15,789,106 Units Outstanding at December 31, 2017; 11,618,456 Units Outstanding at December 31, 2016)	205,974	140,967
Subordinated Units (11,611,067 Units Outstanding at December 31, 2017 and December 31, 2016)	(15,225)	(7,631)
General Partner Interest	11,964	12,274
Accumulated Other Comprehensive Income	10,443	11,809
Total Partners' Capital	213,156	226,570
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$494,239	$504,296

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.

CONSOL COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net Income	$11,310	$11,727	$40,464	$25,851
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	10,287	10,662	41,437	41,994
(Gain) Loss on Sale of Assets	7	(1)	(1,399)	9
Unit Based Compensation	2,082	281	5,873	1,185
Loss on Extinguishment of Debt	2,468	—	2,468	—
Other Adjustments to Net Income	15	219	688	898
Changes in Operating Assets:
Accounts and Notes Receivable	(9,181)	(2,732)	(9,510)	(4,064)
Inventories	(355)	89	(812)	747
Prepaid Expenses	637	1,227	(916)	1,577
Changes in Other Assets	(800)	239	(615)	(3,465)
Changes in Operating Liabilities:
Accounts Payable	(1,079)	500	293	1,968
Accounts Payable—Related Party	(152)	346	88	(2,644)
Other Operating Liabilities	(3,321)	3,134	(5,785)	7,010
Changes in Other Liabilities	(59)	84	368	2,032
Net Cash Provided by Operating Activities	11,859	25,775	72,642	73,098
Cash Flows from Investing Activities:
Capital Expenditures	(7,235)	(3,135)	(19,496)	(12,704)
PA Mining Acquisition	—	—	—	(21,500)
Proceeds from Sales of Assets	—	1	1,500	23
Net Cash Used in Investing Activities	(7,235)	(3,134)	(17,996)	(34,181)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(22)	(22)	(96)	(79)
Proceeds from Affiliated Company Credit Agreement - Related Party	196,583	—	196,583	—
Proceeds from Revolver, Net of Payments	(188,000)	(7,000)	(201,000)	16,000
Payments for Unitholder Distributions	(14,250)	(12,148)	(56,400)	(42,634)
Units Withheld for Taxes	(976)	—	(1,985)	—
Net Change in Parent Advances	—	—	—	(8,953)
Net Cash Used In Financing Activities	(6,665)	(19,170)	(62,898)	(35,666)
Net (Decrease) Increase in Cash	(2,041)	3,471	(8,252)	3,251
Cash at Beginning of Period	3,574	6,314	9,785	6,534
Cash at End of Period	$1,533	$9,785	$1,533	$9,785

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.